UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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KEYCORP

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April 25, 2022

Dear Fellow Shareholders of KeyCorp:

We are writing to you on behalf of the Board of Directors of KeyCorp to request that you vote “FOR” the election of Robin N. Hayes as a director, along with the other director nominees named in KeyCorp’s 2022 Proxy Statement.

Mr. Hayes serves as the Chief Executive Officer and a director of JetBlue Airways Corporation (“JetBlue”) and was appointed to the KeyCorp Board in November 2020. Mr. Hayes attended 72% of the meetings of the KeyCorp Board and Committees on which he served in 2021 due to pre-existing conflicts with JetBlue Board meetings in the first calendar year following his initial appointment to the KeyCorp Board. We strongly believe that Mr. Hayes’s contributions are invaluable for our Board and that he should be re-elected. Board meeting schedules are planned at least a year in advance, and we were aware of these short-term scheduling conflicts at the time he joined the KeyCorp Board. We also understood that schedules would align over time once we were able to coordinate the scheduling of future KeyCorp Board meetings with JetBlue Board meetings, as we do with all our Board members who serve on other public company boards.

In instances in which Mr. Hayes was unable to attend meetings, he received Board materials and his input was received on matters discussed and decided at those meetings. In addition, Mr. Hayes frequently met and conferred, in person and by telephone, during 2021 with Chris Gorman, Chairman and CEO, concerning certain KeyCorp strategic matters on which Mr. Hayes’s counsel and guidance were solicited. Neither Mr. Hayes nor KeyCorp anticipates attendance issues in 2022, and to date Mr. Hayes has attended 100% of the 2022 meetings of the KeyCorp Board and Committees on which he serves. In addition, Mr. Hayes has committed to attend at least 75% of all meetings of the Board and Committees on which he serves during 2022.

Mr. Hayes has extensive operational, marketing and sales expertise accumulated over the term of his career. He has been responsible for market-leading innovation in the airline industry in technology, operations and customer service. JetBlue, like KeyCorp, operates in a highly-regulated industry, and Mr. Hayes’s experience in complying with requirements of industry regulators adds valuable insight to our Board. JetBlue competes with airlines much larger than itself, similar to the manner in which KeyCorp as a regional bank competes with banks much larger than us. Mr. Hayes’s deep understanding of these competitive dynamics and the importance of customer service is highly beneficial to our Board. Mr. Hayes is also well-versed in ESG matters, which are an important focus for KeyCorp. While 2021 was his first full calendar year on the Board, he has already proven to be a significant contributor to our Board and the Risk and Technology Committees of our Board.

On behalf of the Board and for the reasons described above, we continue to recommend that you vote “FOR” all of the director nominees named in the Company’s 2022 Proxy Statement, including Robin N. Hayes.

Please refer to our 2022 Proxy Statement (available at www.envisionreports.com/key) for more information and instructions on how to submit your vote. The Proxy Statement also contains instructions on how you may change your vote if you have already voted.

Thank you for your continued support of KeyCorp.

Sincerely,

Christopher M. Gorman Chairman and Chief Executive Officer	Alexander M. Cutler Independent Lead Director and Chair of Nominating and Corporate Governance Committee

Important Additional Information

On March 25, 2022, KeyCorp filed a definitive proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the Company’s 2022 Annual Meeting of Shareholders. Information about the Company’s directors, director nominees and executive officers, including their ownership of KeyCorp common stock, is set forth in the Company’s definitive proxy statement. SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION. Shareholders can obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the “Investor Relations” section of the Company’s corporate website at www.key.com/ir.